COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT IN
DREYFUS DISCIPLINED MIDCAP STOCK FUND RESTRICTED SHARES
AND THE STANDARD & POOR'S MIDCAP 400 INDEX


EXHIBIT A:
                    DREYFUS
                  DISCIPLINED          STANDARD
                    MIDCAP             & POOR'S
PERIOD            STOCK FUND          MIDCAP 400
              (RESTRICTED SHARES)       INDEX *

11/12/93                    10,000          10,000
10/31/94                     9,823          10,238
10/31/95                    12,139          12,410
10/31/96                    15,368          14,563
10/31/97                    21,343          19,320


* Source: Lipper Analytical Services, Inc.